Exhibit 99.5

THUNDER POWER HOLDINGS, INC.

(f/k/a Feutune Light Acquisition Corporation)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2024 and December 31, 2023
(Expressed in U.S. dollar, except for the number of shares)

	June 30, 2024	December 31, 2023
		(Audited)
ASSETS
Current Assets
Cash	$921,349	$196,907
Deferred offering costs	—	429,750
Prepaid expenses for forward purchase contract	13,264,964	—
Other current assets	359,175	623,221
Total Current Assets	14,545,488	1,249,878

Non-current Assets
Property and equipment, net	860	1,974
Right of use assets	18,109	5,740
Total Non-current Assets	18,969	7,714

Total Assets	$14,564,457	$1,257,592

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Advance of subscription fees from shareholders	$—	$590,000
Amount due to related parties	978,021	68,992
Other payable and accrued expenses	2,644,518	97,297
Lease liabilities	16,956	—
Deferred underwriter’s discount	3,421,250	—
Total Current Liabilities	7,060,745	756,289

Total Liabilities	7,060,745	756,289

Commitments and Contingencies (Note 11)

Shareholders’ Equity
Common stock ($0.0001 par value, 1,000,000,000 shares authorized; 46,859,633 and 37,488,807 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively)*	4,686	3,749
Additional paid-in capital*	43,490,860	34,927,449
Accumulated loss	(35,991,834)	(34,429,895)
Total Shareholders’ Equity	7,503,712	501,303
Total Liabilities and Shareholders’ Equity	$14,564,457	$1,257,592

*	The share information and additional paid-in capital are presented on a retroactive basis to reflect the reverse recapitalization on June 21, 2024 (see the discussion under the heading “Reverse Recapitalization” in “Note 1 – Organization and Business Description”).

The accompanying notes are an integral part of the unaudited consolidated financial statements.

THUNDER POWER HOLDINGS, INC.

(f/k/a Feutune Light Acquisition Corporation)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Three and Six Months Ended June 30, 2024 and 2023
(Expressed in U.S. dollar, except for the number of shares and loss per share)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$—	$—	$—	$—

Operating expenses
General and administrative expenses	(1,347,897)	(738,442)	(1,561,729)	(948,577)
Total operating expenses	(1,347,897)	(738,442)	(1,561,729)	(948,577)

Other income (expenses), net
Foreign currency exchange gain (loss)	1	(1)	(210)	(1)
Total other income (expenses), net	1	(1)	(210)	(1)

Loss before income taxes	(1,347,896)	(738,443)	(1,561,939)	(948,578)
Income tax expenses	—	—	—	—
Net loss and comprehensive loss	$(1,347,896)	$(738,443)	$(1,561,939)	$(948,578)
Loss per share – basic and diluted*	$(0.03)	$(0.02)	$(0.04)	(0.03)
Weighted average shares – basic and diluted*	39,628,798	33,182,622	$38,774,859	$32,656,465

*	The shares and per share information are presented on a retroactive basis to reflect the reverse recapitalization on June 21, 2024 (see the discussion under the heading “Reverse Recapitalization” in “Note 1 - Organization and Business Description”).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICITS)
For the Three and Six Months Ended June 30, 2024 and 2023
(Expressed in U.S. dollar, except for the number of shares)

	Common stock		Additional		Total shareholders’
	Number of stock*	Amount*	paid-in capital *	Accumulated loss	equity (deficits)
Balance as of December 31, 2023	37,488,807	$3,749	$34,927,449	$(34,429,895)	$501,303
Capital injection from shareholders	1,310,740	131	489,869	—	490,000
Net loss	—	—	—	(214,043)	(214,043)
Balance as of March 31, 2024	38,799,547	$3,880	$35,417,318	$(34,643,938)	$777,260
Capital injection from shareholders	1,200,453	120	456,680	—	456,800
Reverse recapitalization (Note 1)	5,279,673	528	3,973,308	—	3,973,836
Issuance of common stock to a financial advisor (Note 8)	1,200,000	120	(120)	—	—
Issuance of common stock to independent directors	90,000	9	899,991	—	900,000
Share-based compensation	—	—	107,712	—	107,712
Settlement of working capital loans	289,960	29	2,635,971	—	2,636,000
Net loss	—	—	—	(1,347,896)	(1,347,896)
Balance as of June 30, 2024	46,859,633	$4,686	$43,490,860	$(35,991,834)	$7,503,712

Balance as of December 31, 2022	31,754,844	$3,175	$32,091,251	$(32,614,251)	$(519,825)
Capital injection from shareholders	563,823	56	299,944	—	300,000
Share-based compensation	—	—	45	—	45
Net loss	—	—	—	(210,135)	(210,135)
Balance as of March 31, 2023	32,318,667	$3,231	$32,391,240	$(32,824,386)	$(429,915)
Capital injection from shareholders	2,183,887	218	1,071,306	—	1,071,524
Net loss	—	—	—	(738,443)	(738,443)
Balance as of June 30, 2023	34,502,554	$3,449	$33,462,546	$(33,562,829)	$(96,834)

*	The share information and additional paid-in capital are presented on a retroactive basis to reflect the reverse recapitalization on June 21, 2024 (see the discussion under the heading “Reverse Recapitalization” in “Note 1 - Organization and Business Description”).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2024 and 2023
(Expressed in U.S. dollar)

	For the Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(1,561,939)	$(948,578)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expenses	1,114	3,152
Amortization of right of use assets	13,439	13,101
Share-based compensation	1,007,712	45
Share-based settlement expenses	—	461,566
Changes in operating assets and liabilities:
Other current assets	16,693	—
Amount due to related parties	9,029	111,466
Other payable and accrued expenses	(18,856)	—
Lease liabilities	(8,852)	675
Net cash used in operating activities	(541,660)	(358,573)

Cash flows from investing activities:
Cash acquired in reverse capitalization	929,302	—
Net cash provided by investing activities	929,302	—

Cash flows from financing activities:
Subscription fees advanced from shareholders	—	1,160,000
Subscription fees received from shareholders	356,800	—
Borrowings from a related party	360,000	—
Payment of extension loans	(380,000)	—
Net cash provided by financing activities	336,800	1,160,000

Net increase in cash	724,442	801,427
Cash at beginning of period	196,907	250,386
Cash at end of period	$921,349	$1,051,813

Supplemental cash flow information
Cash paid for interest expense	$—	$—
Cash paid for income tax	$—	$—

Non-cash investing and financing activities
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$25,824	$—
Transfer of advance of subscription fees from shareholders to equity	$590,000	$300,000
Payable of expenses directly related to the business combination	$1,000,000	—
Issuance of common stock to settle the liabilities due to related parties	$—	$609,958

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS DESCRIPTION

History of Thunder Power Holdings Limited (“TP Holdings”)

TP Holdings is a company incorporated under the laws and regulations of the British Virgin Islands with limited liability on September 30, 2015. TP Holdings is a parent holding company with no operations.

TP Holdings has one wholly-owned subsidiary, Thunder Power New Energy Vehicle Development Company Limited (“TP NEV”) which was established in accordance with laws and regulations of British Virgin Islands on October 19, 2016.

TP Holdings together with TP NEV operations are engaged in design, development and manufacturing of high-performance electric vehicles. As of June 30, 2024 and December 31, 2023, its operations activities were carried out in Taiwan and its management team are currently located in Taiwan and USA.

History of Feutune Light Acquisition Corporation (“FLFV”)

FLFV is a blank check company incorporated as a Delaware company on January 19, 2022. FLFV was formed for the purpose of entering into a merger, stock exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. On July 3, 2023, FLFV incorporated Feutune Light Merger Sub, Inc (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of FLFV. Merger Sub is a holding company with no operations.

Reverse recapitalization

On June 21, 2024, FLFV consummated its business combination with TP Holdings (the “Business Combination”), pursuant to that certain Agreement and Plan of Merger, dated as of October 26, 2023 (as amended on March 19, 2024 and April 5, 2024, the “Merger Agreement”). The combined company changed its name to “Thunder Power Holdings, Inc.” (the “Company”).

Upon closing of the Business Combination, the Company acquired all of the issued and outstanding securities of TP Holdings in exchange for (i) 40,000,000 shares of common stock, par value $0.0001 per share, and (ii) earn out payments consisting of up to an additional 20,000,000 shares of common stock (the “Earnout Shares”) if the Company meets certain revenue performance targets in the following years through December 31, 2026 (see “Note 11 – Contingent Consideration”).

Immediately after giving effect to the Business Combination, there were (i) 46,859,633 shares of common stock of the Company, par value $0.0001 per share, issued and outstanding (without taking into account the Earnout Shares), (ii) 10,537,475 warrants to purchase 10,537,475 shares of common stock issued and outstanding, and (iii) 20,000,000 shares of common stock reserved for issuance as Earnout Shares and placed in an escrow account managed by Continental Stock Transfer & Trust Company (“CST”).

We have also capitalized offering cost of $1,429,750, which was recorded as reduction against additional paid-in capital.

Following the consummation of the Business Combination, the combined Company’s common stock began trading on the Nasdaq Global Market (the “Nasdaq”) under the symbol “AIEV” on June 24, 2024.

The reverse recapitalization is equivalent to the issuance of securities by TP Holdings for the net monetary assets of FLFV, accompanied by a recapitalization. The Company debited equity for the fair value of the net liabilities of FLFV. In the subsequent financial statements after the Business Combination, the amounts of assets and liabilities for the period before the reverse recapitalization in financial statements, are presented as those of TP Holdings and recognized and measured at their pre-combination carrying amounts. The equity account of TP Holdings was carried forward in the reverse recapitalization, subject to adjustments to reflect the par value of the outstanding capital stock of FLFV.

As part of the Business Combination, the Company issued 5,279,673 shares of common stock to the shareholders of FLFV, among which 2,443,750 shares of common stock were issued to the Initial Insiders (defined below), 548,761 shares of common stock were issued to Private Shareholders (defined below), 2,227,162 shares of common stock were issued to Public Shareholders (defined below) and 60,000 shares of common stock were issued to the underwriter in FLFV’s initial public offering as representative shares.

Initial Insiders were comprised of Feutune Light Sponsor LLC (the “Sponsor”), US Tiger Securities, Inc (“US Tiger”). and certain officers and directors of the Company. The Private Shareholders referred to the Sponsor and US Tiger. The Public Shareholders referred to the shareholders who held the public shares that were issued in the initial public offering of FLFV.

Upon closing of the Business Combination, the Company issued an aggregated 90,000 shares of common stock to three independent directors of FLFV. The fair value of these shares was $900,000 by reference to the per share price of $10.00.

In connection with the Business Combination, FLFV engaged a third party financial advisor to assist FLFV in locating target businesses, holding meetings with its shareholders to discuss a potential business combination and the target business’ attributes, introduce FLFV to potential investors that are interested in purchasing securities, assist FLFV in obtaining shareholder approval for the business combination and assist with press releases and public filings in connection with a business combination. On June 21, 2024, the Company issued 1,200,000 shares of common stock to the financial advisor as service fees. The fair value of the 1,200,000 shares of common stock issued to the financial advisor was $3,072,000, calculated at $2.56 per share by reference to the Nasdaq closing price of the Company’s common stock on June 21, 2024.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as determined by the Financial Accounting Standards Board (“FASB”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Certain information and note disclosures normally included in the condensed consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. As such, the information included in these unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements as of December 31, 2023 that was issued on March 14, 2024.  In the opinion of the Company’s management, these unaudited condensed financial statements include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the Company’s financial position as of June 30, 2024 and the Company’s results of operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the full year ending December 31, 2024. The Company’s reporting currency is the U.S. Dollar.

Basis of consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, determinations of the useful lives and valuation of long-lived assets, estimates of allowances for doubtful accounts, and other provisions and contingencies. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Fair value of financial instruments

The Company’s financial instruments are accounted for at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:

Level 1 —	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 —	inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 —	inputs to the valuation methodology are unobservable and significant to the fair value.

As of June 30, 2024 and December 31, 2023, financial instruments of the Company primarily comprised of current assets and current liabilities including cash, other current assets, due to related parties, other payables, lease liabilities and deferred underwriter payable. The carrying amount of these current assets and current liabilities approximate their fair values because of the short-term nature of these instruments.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdraw and use.

Prepaid expenses for forward purchase contract

On June 11, 2024, FLFV and TP Holdings entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, the “Seller”) (the “Forward Purchase Agreement”). For purposes of the Forward Purchase Agreement, (i) FLFV is referred to as the “Counterparty” prior to the consummation of the Business Combination, while the Company is referred to as the “Counterparty” after the consummation of the Business Combination and (ii) “Shares” means shares of the Class A common stock, par value $0.0001 per share, of FLFV prior to the closing of the Business Combination, and, after the closing of the Business Combination, shares of common stock, par value $0.0001 per share, of the Company.

Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase up to 4,900,000 Shares (the “Purchased Amount”), less the number of shares purchased by the Seller separately from third parties through a broker in the open market (“Recycled Shares”). The Seller will not be required to purchase an amount of shares such that following such purchase, the Seller’s ownership would exceed 9.9% of the total Shares outstanding immediately after giving effect to such purchase, unless the Seller, at its sole discretion, waives such 9.9% ownership limitation.

The Forward Purchase Agreement provides for a prepayment shortfall in an amount in U.S. dollars equal to 0.25% of the product of the Recycled Shares and the Initial Price which is equal to the redemption price of $11.1347 (the “Prepayment Shortfall”). The Seller will pay the Prepayment Shortfall to the Company on the prepayment date (which amount will be netted from the Prepayment Amount) (the “Initial Prepayment Shortfall”).

The Seller in its sole discretion may sell Recycled Shares at any time following June 11, 2024 and at any sales price, without payment by the Seller of any early termination obligation until such time as the proceeds from such sales equal 110% of the Prepayment Shortfall (such sales, “Shortfall Sales,” and such shares, “Shortfall Sale Shares”). A sale of shares is only (a) a “Shortfall Sale,” subject to the terms and conditions applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the Forward Purchase Agreement applicable to Terminated Shares (as defined in the Forward Purchase Agreement), when an OET Notice (as defined in the Forward Purchase Agreement) is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of the Seller (as further described under “Optional Early Termination” and “Shortfall Sales” in the Forward Purchase Agreement).

The Seller will purchase “Additional Shares” from the Counterparty at any date prior to the Valuation Date at the Initial Price, with such number of Shares to be specified in a Pricing Date Notice as Additional Shares subject to 9.9% ownership limitations which may be waived by Seller at its sole discretion; provided that such number of Additional Shares that may be purchased from the Counterparty will not exceed (x) the Maximum Number of Shares, minus (y) the Recycled Shares.

The Forward Purchase Agreement provides that the Seller will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the number of Shares as set forth in a Pricing Date Notice and (ii) the redemption price per share of $11.1347, less (y) the Initial Prepayment Shortfall. In addition to the Prepayment Amount, the Counterparty will pay directly from the Trust Account, on the Prepayment Date, an amount equal to the product of (x) up to 100,000 (with such final amount to be determined by Seller in its sole discretion via written notice to the Counterparty) and (y) the Initial Price. The Shares purchased with the Share Consideration (the “Share Consideration Shares”) will be incremental to the Maximum Number of Shares (as defined below) and will not be included in the number of Shares in connection with the Transaction under the Forward Purchase Agreement.

The reset price (the “Reset Price”) will initially be $10.00. The Reset Price will be subject to reset on a weekly basis commencing the first week following the thirtieth day after the closing of the Business Combination to be the lowest of (a) the then current Reset Price, (b) the Initial Price and (c) the VWAP Price of the Shares of the prior trading weeks; provided that the Reset Price will be subject to reduction upon a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering. The “Maximum Number of Shares” subject to the Forward Purchase Agreement will initially be the Purchased Amount; upon the occurrence of a Dilutive Offering Reset, a number of Shares equal to the quotient of (i) the Purchased Amount divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) the $10.00. The “Maximum Number of Shares” subject to the Forward Purchase Agreement will initially be the Purchased Amount; upon the occurrence of a Dilutive Offering Reset, a number of Shares equal to the quotient of (i) the Purchased Amount divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) the $10.00.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Prepaid expenses for forward purchase contract (cont.)

From time to time and on any date following the Trade Date (any such date, an “OET Date”) and subject to the terms and conditions in the Forward Purchase Agreement, the Seller may, in its absolute discretion, terminate the Transaction in whole or in part by providing written notice to the Counterparty (the “OET Notice”), by the later of (a) the fifth Local Business Day following the OET Date and (b) no later than the next Payment Date following the OET Date, (which will specify the quantity by which the number of Shares will be reduced (such quantity, the “Terminated Shares”)). The effect of an OET Notice will be to reduce the number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty will be entitled to an amount from the Seller, and the Seller will pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date (except that no amount will be due to Counterparty upon any Shortfall Sale). The payment date may be changed within a quarter at the mutual agreement of the parties.

The “Valuation Date” is the earlier to occur of (a) the date that is 36 months after the Closing Date, (b) the date specified by the Seller in a written notice to be delivered to the Counterparty at the Seller’s discretion (which Valuation Date will not be earlier than the day such notice is effective) after the occurrence of any of (v) a Shortfall Variance Registration Failure, (w) a VWAP Trigger Event, (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event, and (c) the date specified by the Seller in a written notice to be delivered to the Counterparty at the Seller’s sole discretion (which Valuation Date will not be earlier than the day such notice is effective). The Valuation Date notice will become effective immediately upon its delivery from the Seller to the Counterparty in accordance with the Forward Purchase Agreement.

On June 11, 2024, FLFV and Meteora entered into a Subscription Agreement, whereby Meteora agreed to subscribe for and purchase, and FLFV agreed to issue and sell to Meteora, up to an aggregate of 4,900,000 shares of FLFV common stock (and our common stock after the closing of the Business Combination), subject to certain upward adjustments.

On June 15, 2024, the Sellers issued a pricing date notice to the Company, pursuant to which the Sellers had 1,089,038 shares of Recycled Shares. Together with the 100,000 Share Consideration Shares and net off Prepayment Shortfall, the Company made a total of Prepayments Amount of $13,264,964 to the Sellers. The Company recorded the prepayment in the account of “prepaid expenses for forward purchase contract” on the consolidated balance sheet. The Company will subsequently derecognize the prepayments when the Sellers sell the Recycled Shares. The difference between the fair value on the date when the Sellers sell the Recycled Shares and $11.1347 will be charged to additional paid-in capital. The Company assessed that there are no material risks arising from the Forward Purchase Agreement.

On July 10, 2024, the Company issued an aggregate of 3,706,461 shares of the Company’s common stock to Meteora pursuant to the Forward Purchase Agreement and Subscription Agreement.

Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Business Combination and that were charged to shareholders’ equity upon the completion of the Business Combination.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and equipment, net

Property and equipment primarily consist of office equipment. Office equipment is stated at cost less accumulated depreciation less any provision required for impairment in value. Depreciation is computed using the straight-line method with no residual value based on the estimated useful lives of five years.

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the unaudited condensed consolidated statement of operations.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets was recognized for the three and six months ended June 30, 2024 and 2023.

General and administrative expenses

General and administrative expenses consist primarily of salaries, bonuses, share-based compensation and benefits for employees involved in general corporate functions, depreciation, legal and professional services fees, rental and other general corporate related expenses.

Income taxes

The Company accounts for income taxes in accordance with the asset and liability method, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes. The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that taxable income to be utilized with prior net operating loss carried forwards. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the statements of operations, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Company may be subject to income taxes in the U.S. and foreign jurisdictions, when applicable. The Company is incorporated in the State of Delaware and is required to pay either income tax or franchise tax, whichever is applicable, to the State of Delaware on an annual basis. The Company is also registered as a foreign corporation with the State of New Jersey Department of the Treasury The Company would be subject to New Jersey state tax laws if it has operation in the State of New Jersey.

Under the current and applicable laws of BVI, both TP Holdings and TP NEV are not subject to tax on income or capital gains. As of June 30, 2024 and December 31, 2023, there were no temporary differences and no deferred tax asset or liability recognized. The Company does not believe that there was any uncertain tax positions as of June 30, 2024 and December 31, 2023.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Operating leases

The Company leases its offices, which are classified as operating leases in accordance with Topic 842. Operating leases are required to record in the balance sheet as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date, and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption as the lease terms are 12 months or less.

At the lease commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease.

The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. There was no impairment for right-of-use lease assets as of June 30, 2024 and December 31, 2023.

Loss per share

Basic loss per share is computed by dividing net income attributable to the holders of common stock by the weighted average number of common stock outstanding during period presented. Diluted loss per share is calculated by dividing net income attributable to the holders of common stock as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of common stock and dilutive common stock equivalents outstanding during the period. However, ordinary share equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) provides that an emerging growth company (“EGC”), as defined therein, can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company qualifies as an EGC as of December 31, 2021 and has elected to apply the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Recently issued accounting standards

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (SEC) Regulation S-X 210.4-08(h), Rules of General Application—General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this update should be applied on a prospective basis. Retrospective application is permitted.

 In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure Update and Simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows—Overall, 250-10 Accounting Changes and Error Corrections— Overall, 260-10 Earnings Per Share— Overall, 270-10 Interim Reporting— Overall, 440-10 Commitments—Overall, 470-10 Debt—Overall, 505-10 Equity—Overall, 815-10 Derivatives and Hedging—Overall, 860-30 Transfers and Servicing—Secured Borrowing and Collateral, 932-235 Extractive Activities— Oil and Gas—Notes to Financial Statements, 946-20 Financial Services— Investment Companies— Investment Company Activities, and 974-10 Real Estate—Real Estate Investment Trusts—Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of above subtopics. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material impact on it’s the unaudited condensed consolidated financial position, statements of operations and cash flows.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Significant risks and uncertainties

Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and amounts due from related parties. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of June 30, 2024, the Company held cash of $850,255 and $71,094, respectively, deposited in financial institutions located in the Unites States and Hong Kong. As of June 30, 2024, the Company held cash of $850,255 and $71,094, respectively, deposited in financial institutions located in the Unites States and Hong Kong. Each bank account in the United States is insured by Federal Deposit Insurance Corporation (“FDIC”) insurance with the maximum limit of $250,000. Each bank account in Hong Kong is insured by the government authority with the maximum limit of HKD 500,000 (equivalent to approximately $64,000). To limit exposure to credit risk relating to deposits, the Company primarily place cash and cash equivalent deposits with large financial institutions in the United States and Hong Kong which management believes are of high credit quality and the Company also continually monitors their credit worthiness.

3. GOING CONCERN

The Company has been incurring losses from operations since its inception. Accumulated loss amounted to $35,991,834 and $34,429,895 as of June 30, 2024 and December 31, 2023, respectively. Net cash used in operating activities were $541,660 and $358,573 for the six months ended June 30, 2024 and 2023. As of June 30, 2024 and December 31, 2023, the working capital was $(5,780,221) and $653,839, respectively. The working capital excluded the non-cash items, which are prepaid expenses for the Forward Purchase Agreement, deferred offering costs and advance of subscription fees from shareholders. These conditions raised substantial doubts about the Company’s ability to continue as a going concern.

The Company’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on favorable economic terms to fund its general operations and capital expansion needs. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully raise more capitals and execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. Currently, the Company is working to improve its liquidity and capital sources mainly through borrowing from related parties and obtaining financial support from its principal shareholder who has agreed to continue providing funds for the Company’s working capital needs whenever needed.

In addition, in order to fully implement its business plan and sustain continued growth, the Company is also actively seeking financing from outside investors, borrowings from related parties and financial institutions. However, there can be no assurance that these plans and arrangements will be sufficient to fund the Company’s ongoing capital expenditure, working capital, and other requirements. The accompanying unaudited condensed consolidated financial statements do not include any adjustments related to the recoverability or classification of asset and the amounts or classification of liabilities that may result from the outcome of this uncertainty.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. OTHER CURRENT ASSETS

Other current assets consisted of the following:

	June 30, 2024	December 31, 2023
Payments made on behalf of the Sponsor(a)	$—	$300,000
Payments made on behalf of a third party(b)	315,000	315,000
Prepaid expenses	44,175	8,221
	$359,175	$623,221

(a)	As discussed in Note 1, TP Holdings entered into a Merger Agreement with FLFV and its Merger Sub. The balance of payments on behalf of the Sponsor represented the payments of extension loans in an amount of $560,000 made by TP Holdings on behalf of the Sponsor.

(b)	Before entering into a Merger Agreement with FLFV, TP Holdings entered into a letter of intent with Aetherium Acquisition Corp. (“GMFI”) to explore a potential business combination. TP Holdings paid extension loans in an amount of $300,000 and working capital loans in an amount of $15,000 on behalf of GMFI the letter of intent with GMFI was terminated.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	June 30, 2024	December 31, 2023
Office equipment	$302,196	$302,196
Less: accumulated depreciation	(301,336)	(300,222)
	$860	$1,974

Depreciation expense was $517 and $665 for the three months ended June 30, 2024 and 2023, respectively. Depreciation expense was $1,114 and $3,152 for the six months ended June 30, 2024 and 2023, respectively.

6. OPERATING LEASE

In March 2022, TP Holdings entered into one office spaces lease agreement in Hong Kong under non-cancellable operating lease, with lease terms of 24 months. In March 2024, the March 2022 lease arrangement extended for 12 months through March 2025. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the leases do not provide a readily determinable implicit rate. Therefore, the Company discounts lease payments based on an estimate of the incremental borrowing rate.

For operating leases that include rent holidays and rent escalation clauses, the Company recognizes lease expense on a straight-line basis over the lease term from the date it takes possession of the leased property. The Company records the straight-line lease expense and any contingent rent, if applicable, in general and administrative expenses on the unaudited condensed consolidated statements of income and comprehensive income.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. OPERATING LEASE (cont.)

The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

For short-term leases, the Company records operating lease expense in its unaudited condensed consolidated statements of income and comprehensive income on a straight-line basis over the lease term and record variable lease payments as incurred.

The table below presents the operating lease related assets and liabilities recorded on the unaudited condensed consolidated balance sheets.

	June 30, 2024	December 31, 2023
Right of use assets	$18,109	$5,740

Operating lease liabilities, current	$16,956	$—
Operating lease liabilities, noncurrent	—	—
Total operating lease liabilities	$16,956	$—

Other information about the Company’s leases is as follows:

	For the Six Months Ended June 30,
	2024	2023
Weighted average remaining lease term (years)	0.71	0.71
Weighted average discount rate	5.50%	5.50%

Operating lease expenses were $6,907 and $6,959, respectively, for the three months ended June 30, 2024 and 2023. Operating lease expenses were $13,812 and $13,848, respectively, for the six months ended June 30, 2024 and 2023.

The following is a schedule, by years, of maturities of lease liabilities as of June 30, 2024:

June 30,
2024
For the year ending December 31, 2024	$17,289
Total lease payments	17,289
Less: Imputed interest	(333)
Present value of lease liabilities	$16,956

7. OTHER PAYABLE AND ACCRUED EXPENSES

Other payable and accrued expenses consisted of the following:

	June 30, 2024	December 31, 2023
Accrued professional expenses incurred for Business Combination (a)	$1,656,112	$—
Accrued exercise tax on repurchases of common stocks (b)	913,742	—
Others	74,664	97,297
	$2,644,518	$97,297

(a)	As of June 30, 2024, the balance of accrued professional expenses incurred for business combination consisted of expenses payable to a financial advisor, the counselor, public relation service providers and transfer agent.

(b)	On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. As of June 30, 2024, the amount of the excise tax was accrued at 1% of the fair market value of the shares repurchased at the time of the repurchase.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. EQUITY

Common Stock

The Company has 1,000,000,000 shares of common stock authorized with par value $0.0001 per share.

As part of the Business Combination between the FLFV and TP Holdings, the Company issued 5,279,673 shares of common stock to the shareholders of FLFV, among which 2,443,750 shares of common stock were issued to the sponsor of FLFV, 548,761 shares of common stock were issued to private shareholders, 2,227,162 shares of common stock were issued to public shareholders and 60,000 shares of common stock were issued to the underwriter as representative shares.

Upon closing of the Business Combination on June 21, 2024, the Sponsor had provided a total of $2,636,000 in working capital loans and elected to convert all such working capital loans into 263,600 working capital units, which include 263,600 shares of common stock, par value $0.0001 per share, 263,600 warrants, each of which may be exercised into one share of common stock of the Company, and 263,600 rights, each of which entitles the holder to receive one-tenth of one share of common stock of the Company at the closing of the Business Combination. The Company issued 289,960 shares of common stock to the Sponsor on June 21, 2024.

In connection with the Business Combination, FLFV engaged a third party financial advisor to assist FLFV in locating target businesses, holding meetings with its shareholders to discuss a potential business combination and the target business’ attributes, introduce FLFV to potential investors that are interested in purchasing securities, assist FLFV in obtaining shareholder approval for the business combination and assist with press releases and public filings in connection with a business combination. On June 21, 2024, the Company issued 1,200,000 shares of common stock to the financial advisor as service fees. The fair value of the 1,200,000 shares of common stock issued to the financial advisor was $3,072,000, calculated at $2.56 per share by reference to the Nasdaq closing price of the Company’s common stock on June 21, 2024.

Upon closing of the Business Combination, the Company issued an aggregated 90,000 shares of common stock to three independent directors of FLFV. The fair value of these shares was $900,000 by reference to the per share price of $10.00.

In March 2024, April 2024 and June 2024, the Company entered into certain private placement agreements with certain investors, pursuant to which the Company issued 1,310,740 shares of common stock, 44,940 shares of common stock and 1,155,513 shares of common stock, respectively. The Company raised an aggregated proceeds of $946,800 from these private placements.

As of June 30, 2024, the Company had 46,859,633 shares of common stock issued and outstanding.

Preferred Stock

The Company has 100,000,000 shares of Preferred Stock authorized with par value $0.0001 per share. As of June 30, 2024, the Company had nil shares of Preferred Stock issued and outstanding.

Warrants

Warrants issued in connection with FLFV’s initial public offering (“IPO”)

In connection with FLFV’s IPO on June 21, 2022, FLFV issued 9,775,000 warrants (“Public Warrants”). Substantially concurrently with the closing of the IPO, FLFV issued 478,875 warrants to FLFV’s Sponsor and 20,000 warrants to US Tiger (“Private Warrants”) (Public Warrants and Private Warrants collectively the “Warrants”). Each Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after June 21, 2024. The Warrants will expire five years after June 21, 2024.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. EQUITY (cont.)

The Warrants became exercisable after the consummation of the Business Combination on June 21, 2024. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common stock issuable upon exercise of the Warrants and a current prospectus relating to such common stock.

The Company may call the Warrants for redemption at a price of $0.01 per Warrant:

●	in whole and not in part;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

The Company accounted for the Warrants as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”.  The Company accounted for the Warrants as an expense of the IPO resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the Public Warrants and Private Warrants to be approximately $1.1 million and $0.05 million, respectively, or at $0.108 per warrant, using the Monte Carlo Model. The fair value of the Public Warrants and Private Warrant are estimated as of the date of grant using the following assumptions: (1) expected volatility of 10.3%, (2) risk-free interest rate of 2.92%, (3) expected life of 1.38 years, (4) exercise price of $11.50 and (5) stock price of $9.76.

Other Warrants

Upon closing of the Business Combination on June 21, 2024, the Sponsor had provided a total of $2,636,000 in working capital loans and elected to convert all such working capital loans into 263,600 working capital units, which include 263,600 shares of common stock, par value $0.0001 per share, 263,600 warrants, each of which may be exercised into one share of common stock of the Company, and 263,600 rights, each of which entitles the holder to receive one-tenth of one share of common stock of the Company at the closing of the Business Combination. On June 30, 2024, the Company issued 263,600 warrants to the Sponsor.

As of June 30, 2024, the Company had issued and outstanding 10,537,475 warrants to purchase 10,537,485 shares of common stock.

Rights

On June 21, 2022, FLFV issued 9,775,000 Rights (as defined below) in connection with the IPO. Substantially concurrently with the closing of the IPO, FLFV issued 478,875 Rights to the Sponsor and 20,000 rights to US Tiger. Except in cases where FLFV was not the surviving company in an initial business combination, each holder of a Right was automatically entitled to receive one-tenth (1/10) of common stock (the “Rights”) upon consummation of the initial business combination.

On June 21, 2024, the Company issued 1,027,386 shares of common stock to settle the rights. As of June 30, 2024, the Company did not have outstanding rights.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. RELATED PARTY TRANSACTIONS AND BALANCES

a. Nature of relationships with related parties:

Relationship with the Company
Thunder Power (Hong Kong) Limited (“TP HK”)	Over which the spouse of Mr. Wellen Sham, the Company’s controlling shareholder, exercises significant influence
Thunder Power Electric Vehicle (Hong Kong) Limited (“TPEV HK”)	Over which the spouse of Mr. Wellen Sham, the Company’s controlling shareholder, exercises significant influence
Mr. Wellen Sham	Controlling shareholder of the Company
Ms. Ling Houng Sham	Spouse of Mr. Wellen Sham
Feutune Light Sponsor LLC (“FLFV Sponsor”)	Shareholder of the Company

b. Related party transactions:

		For the six months ended June 30,
	Nature	2024	2023
TP HK	Rental expenses	$13,812	$13,848

On June 30, 2024, the outstanding balances due to TP HK, TPEV HK and Mr. Wellen Sham as of June 30, 2023 were settled by issuance of 2,183,887 of the Company’s common stock.

c. Balance with related parties:

	Nature	June 30, 2024	December 31, 2023
TP HK(1)	Amount due to the related party	$78,021	$68,992
Mr. Wellen Sham(2)	Amount due to the related party	610,000	—
Ms. Ling Houng Sham (2)	Amount due to the related party	100,000	—
FLFV Sponsor(3)	Amount due to the related party	190,000	—
		$978,021	$68,992

(1)	The balance due to TP HK represented the payments made by TP HK on behalf of TP Holdings regarding the office rental fee and employee salary expenses. The balance is interest free and is repayable on demand.

(2)

The balance due to Mr. Wellen Sham represented the promissory notes of $610,000 for extension of FLFV. The balance due to Ms. Ling Houng Sham represented promissory notes of $100,000 for extension of FLFV.

Among the promissory notes issued to Mr. Wellen Sham, $260,000 of which bear interest rate of 8% per annum and were payable on June 21, 2024, and $350,000 of which bear interest rate of 10% and is payable on September 19, 2024. As of the date of this Quarterly Report, the Company has not settled the promissory notes with Mr. Wellen Sham.

The promissory notes issued to Ms. Ling Houng Sham bear interest rate of 8% per annum and are payable on June 21, 2024. As of the date of this Quarterly Report, the Company has not settled the promissory notes with Ms. Ling Houng Sham.

(3)	In May and June 2024, FLFV issued three promissory notes to the FLFV Sponsor in exchange for an aggregated loans of $190,000 from the FLFV Sponsor, among which 50,000 was payable on closing of the Business Combination, and $140,000 was payable on July 21, 2024. As of the date of this Quarterly Report, the Company has not settled the promissory notes with FLFV Sponsor.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. SHARE-BASED COMEPSANTION

Share options

In October 2014, TP Holdings adopted a Thunder Power Holdings Limited Share Option Plan (the “2014 Plan”), As of June 30, 2024, the 2014 Plan existed to the extent that there are options/awards outstanding thereunder.

On June 17, 2024, the stockholders of the Company voted to approve the 2024 Omnibus Equity Incentive Plan (the “2024 Plan”), which became effective at the closing of the Business Combination. All outstanding options to purchase share of TP Holdings granted under the 2014 Plan has rolled over into the 2024 Plan and became options to purchase share of Common Stock of the Company. Such options granted under the 2014 Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock options and the terms of the 2024 Plan (including the terms of the Prior Plan attached as an exhibit to the 2024 Plan).

The total number of shares of the Company’s Common Stock reserved and available for grant and issuance pursuant to awards under the 2024 Plan equals 10% of the total number of outstanding shares of the Company’s Common Stock immediately following the Business Combination, the full amount of which may be issued pursuant to incentive stock options. In addition, annually on the first trading day of the calendar year, beginning with the 2025 calendar year, the share reserve (but not the incentive stock option limit) will automatically increase by 5% of the total number of shares of the Company’s Common Stock outstanding as of the last day of the immediately preceding calendar year, unless the administrator of the 2024 Plan acts prior to January 1 of such calendar year to provide that there will be no increase or a lesser increase in the share reserve for that year. Under the 2024 Plan, non-employee directors, employees and consultants, and any individual to whom the Company and the affiliates have extended a formal offer of employment, are eligible to receive awards under the 2024 Plan. There is no limit on the number or class of directors, employees or consultants that are eligible to receive awards.

For the three and six months ended June 30, 2024 and 2023, the transaction activities of share options were as below:

	Number of options	Weighted average exercise price per option
Outstanding at December 31, 2022	817,500	$1.03
Forfeited	(12,500)	$1.50
Outstanding at March 31, 2023	805,000	$1.02
Forfeited	(202,500)	$1.00
Outstanding at June 30, 2023	602,500	$1.02

Outstanding at December 31, 2023	590,000	$1.02
Forfeited	(192,500)	$1.03
Outstanding at March 31, 2024	397,500	$1.02
Forfeited	(12,500)	$1.00
Outstanding at June 30, 2024	385,000	$1.02

The following table summarizes information with respect to outstanding share options to employees as of June 30, 2024.

	Number of options	Weighted average remaining contractual term (years)
Share options	385,000	0.63

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. SHARE-BASED COMEPSANTION (cont.)

For the three and six months ended June 30, 2023, the Company charged share-based compensation expenses of $nil and $45, respectively, in the accounts of “General and administrative expenses”. For the three and six months ended June 30, 2024, the Company did not charge share-based compensation expenses.

Other share-based compensation

As noted in Note 8, the Company issued 2,183,887 shares of common stock to Mr. Wellen Sham, to settle its outstanding liabilities due to related parties aggregating $609,958. The fair value of the common stock was $0.49 per share. The total fair value of these common stock of $1,071,524 exceeded the outstanding liabilities by $461,566, which was deemed as share-based compensation to Mr. Wellen Sham. The Company recorded $461,566 as share-based settlement expenses in the account of “General and administrative expenses” in the consolidated statements of operations.

In July 2023, the Company issued 2,835,526 shares of common stock to certain investors in exchange for cash consideration of $1,060,000. On the issuance date, the fair value of the common stock was $0.49 per share. The total fair value of the common stock of $1,391,250 exceeded the cash consideration by $331,250, which was deemed as share-based compensation expenses to these investors. The Company recorded $331,250 as share-based compensation expenses in the account of “General and administrative expenses” in the consolidated statements of operations.

In July 2023, the Company issued 150,727 shares of common stock to Ms. Wanda Tong. The issuance of common stock was to settle the consulting service fees of $56,346 due to Ms. Tong. On the issuance date, the fair value of the common stock was $0.49 per share. The fair value of the common stock of $73,953 exceeded the Company’s liabilities by $17,608, which was deemed as a share-based compensation expenses to Ms. Tong. The Company recorded $17,608 as share-based compensation expenses in the account of “General and administrative expenses” in the consolidated statements of operations.

In June 2024, the Company issued 90,000 shares of common stock to three independent directors of FLFV for their past services. The grant date fair value of the common stock was $900,000, calculated at $10 per share. The Company recorded share-based compensation expenses in the “general and administrative expenses” with corresponding accounts to equity.

Immediately prior to the closing of FLFV’s IPO on June 21, 2022, FLFV’s Sponsor agreed to transfer an aggregated amount of 505,000 founder shares that are shares of FLFV Common Stock initially purchased by the Sponsor (“Founder Shares”)to FLFV’s officers, directors, secretary and their designees. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a business combination). Compensation expense related to the Founders Shares is recognized only when the business combination is consummated under ASC 718. The sale of the Founders Shares to FLFV’s management and directors is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. On June 21, 2024, the Sponsor transferred 429,350 shares to FLFV’s officers, directors, secretary and their designees. The fair value was $107,712 for a total of 429,350 shares or $0.25 per share. The Company recognized share-based compensation expenses of $107,712 on June 21, 2024.

THUNDER POWER HOLDINGS, INC.
(f/k/a Feutune Light Acquisition Corporation)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. CONTINGENT CONSIDERATION

On June 21, 2024, the Company entered into an escrow agreement (the “Escrow Agreement”) with Mr. Wellen Sham, Yuanmei Ma and CST, pursuant to which, among other things, (1) CST will act as the escrow agent under the Escrow Agreement; (2) at the closing of the Business Combination, the Company deposited with CST 20,000,000 shares of common stock as Earnout Shares, to be held by CST in a segregated escrow account (“Earnout Escrow Account”); and (3) if any portion of the Earnout Shares becomes eligible for release in accordance with the terms of the Escrow Agreement, CST will release the applicable portion of the Earnout Shares from the Earnout Escrow Account in accordance with the terms of the Escrow Agreement and disburse to each eligible recipient the applicable portion of Earnout Shares therefrom.

The Earnout Shares shall be released or otherwise forfeited as follows: (i) an aggregate of 5,000,000 Earnout Shares (the “Tranche 1 Earnout Shares”) will be vested, if and only if, on the occurrence that the amount of sales/revenues of the Company for any of the fiscal years (such fiscal year is referred to as “Tranche 1 Fiscal Year”) ending from December 31, 2023 to December 31, 2025 is no less than $42,200,000 as evidenced by the audited financial statements of the Company prepared in accordance with U.S. GAAP for the Tranche 1 Fiscal Year that is contained in an annual report on Form 10-K filed by the Company with the SEC (the “Tranche 1 Annual Report”); (ii) an aggregate of 15,000,000 Earnout Shares (the “Tranche 2 Earnout Shares”) will be vested, if and only if, on the occurrence that the amount of sales/revenues of the Company for any of the fiscal years (such fiscal year is referred to as “Tranche 2 Fiscal Year”) ending from December 31, 2023 to December 31, 2026 is no less than $415,000,000 as evidenced by the audited financial statements of the Company prepared in accordance with U.S. GAAP for the Tranche 2 Fiscal Year that is contained in an annual report on Form 10-K filed by the Company with the SEC (the “Tranche 2 Annual Report”); (iii) Within five (5) business days following the determination that all or any portion of the Tranche 1 Earnout Shares or Tranche 2 Earnout Shares become vested, the Company, together with Mr. Sham and Ms. Ma, shall instruct the Escrow Agent to irrevocably and unconditionally release the vested tranche of Earnout Shares from the Escrow Account in accordance with the terms of the Escrow Agreement to certain of the Company’s shareholders. Each tranche of Earnout Shares may be released only once, but more than one tranche can be released in any year in accordance with the Escrow Agreement.

The Earnout Shares are determined as contingent consideration in connection with the reverse recapitalization. In addition, the issuance of Earnout Shares does not meet any condition to be classified as a liability under ASC 815, thus it should be classified as an equity financial instrument, and measure at fair value using the quoted market price on grant date, June 11, 2024, which was $2.56 per share.

For the six months ended June 30, 2024, the sales/revenues condition described above was not met based on the consolidated statements of income. Currently the Company could not reasonably assess the performance condition for the year ending December 31, 2024 and thereafter. The Company will recognize share-based compensation expenses with corresponding account charged to additional paid-in capital upon the vesting of Earnout Shares.

12. SUBSEQUENT EVENT

On August 20, 2024, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with Westwood Capital Group LLC, a Delaware limited liability company (“Westwood”), pursuant to which Westwood has committed to purchase, subject to certain limitations, up to $100 million of the Company’s common stock, par value $0.0001 per share (the “Total Commitment”).

Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right, but not the obligation, to sell to Westwood, and Westwood is obligated to purchase, up to the Total Commitment. Such sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time-to-time in the Company’s sole discretion, commencing once certain customary conditions are satisfied, including the filing and effectiveness of a resale registration statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the shares to be sold to Westwood under the Purchase Agreement.

Westwood has no right to request the Company to sell any shares of common stock to Westwood, but Westwood is obligated to make purchases as the Company directs, subject to certain conditions. Shares will be issued from the Company to Westwood pursuant to the Purchase Agreement, at a price per share calculated based on the lowest daily volume weighted average price (“VWAP”) over a three consecutive trading day period commencing on the date of the applicable purchase notice (“VWAP Purchase”), less a fixed 5% discount to the VWAP for such period. Among other conditions to effectuating a VWAP Purchase, the Company may not effect a VWAP Purchase if the last closing price of a share of common stock of the Company on the applicable trading market is below the threshold price of $1.00 per share until February 20, 2025 (the “Lock-Up Expiration Date”) and $1.50 per share thereafter.

In addition, the Company has agreed to pay Westwood a commitment fee valued at $1,500,000 in the form of 150,000 shares of common stock (the “Commitment Shares”) or an amount of cash (up to $1,500,000), depending on various factors. The Commitment Shares have been issued to Westwood in a private transaction as restricted securities subject to a lock-up that expires on the Lock-Up Expiration Date. If on the trading day immediately preceding the Lock-Up Expiration Date the per share value of the common stock of the Company is less than $10.00 per share (subject to adjustment for any stock dividend, stock split, stock combination, recapitalization or other similar transaction), the Company shall pay to Westwood an additional cash amount per Commitment Share equal to the difference between such determined actual value and $10.00 (subject to adjustment for any stock dividend, stock split, stock combination, recapitalization or other similar transaction).